Exhibit (c)(viii)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW PROJECT NORSE UPDATE JUNE 15, 2024

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 2 EXECUTIVE SUMMARY • On March 19, 2024, Reuters reported that the Norse Family was seeking to take the Company private – Following the report, Norse’s stock experienced +9% 1 - day and +18% 3 - day price increases – Consequently, the pre - report price of $17.06 as of March 18th has been referenced as the “unaffected” share price • Typically, the “unaffected” price is referenced to evaluate offers, however, at the request of the Board, we have considered illustrative approaches to estimate an “adjusted unaffected” price to account for the stock’s recent performance independent of deal speculation • In contemplating the “adjusted unaffected” price, we have considered a variety of approaches and factors, including: Morgan Stanley – Norse’s share price reaction post Q1 2024 earnings – Evolution of Analyst price targets post earnings – Change in peers’ share price since the unaffected date – Norse’s long - term average multiple Centerview Norse’s 3 - day share price reaction to: – Macy’s transaction rumors – Norse takeover leak – Sycamore interest leak – Q1 2024 earnings • Based on our analyses, while stile maintaining the previous “unaffected” price of $17.06, we estimate the following illustrative “adjusted unaffected” share price ranges: – Morgan Stanley: $15.41 – $19.07 – Centerview: $16.13 – $18.54

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW (4) Off - Price Retail Kohl's Macy's Current (3) Macy's Unaffected (12/8/2023) (2) Norse Current Norse Unaffected (1) (3/18/2024) 35.7% (3.9%) 19.6% (24.3%) 6.5% 3.0% L1Y ∆ 86.8% (44.4%) (9.2%) (36.4%) (13.6%) (36.5%) L2Y ∆ 21.1% (58.9%) (1.0%) 51.0% (39.0%) (59.9%) L3Y ∆ 46.9% (53.1%) (10.2%) (45.1%) (33.0%) (61.4%) L5Y ∆ Share Price Performance Over Time (1) Indexed to 100; Since June 12, 2019 Source: Capital IQ Notes: 1. Represents Norse as of unaffected date March 18, 2024 2. Market data as of June 12, 2024 3. Represents Macy’s as of unaffected date December 8, 2023 4. Off - Price Retail Peers include ROST, TJX and BURL SECTOR SHARE PRICE PERFORMANCE OVER TIME Post Norse Unaffected Period To Current May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket; Share Price increased +5.1% day after earnings March 18, 2024: Norse unaffected share price of $17.06 January 22, 2024: Macy’s announces it will not enter into an agreement with Arkhouse and Brigade December 8, 2023: Macy’s unaffected share price of $17.39 0 3 50 100 150 200 Jun - 19 Dec - 19 Jun - 20 Dec - 20 Jun - 21 Dec - 21 Jun - 22 Dec - 22 Jun - 23 Dec - 23 Jun - 24 (33.0%) (53.1%) (10.2%)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW $17.39 $20.77 $18.26 $18.63 $19.26 $19.95 $21.50 $20.19 $20.08 $20.45 – 20.0 40.0 60.0 80.0 10 15 20 25 12/7 1/2 1/12 1/25 2/6 2/16 2/29 3/12 3/22 4/4 4/16 4/26 5/8 5/20 5/31 6/12 +10.8% $19.26 MACY’S SHARE PRICE SINCE TAKEOVER RUMORS BEGAN Share Price Performance and Trading Volume Over Time (1) Since December 8, 2023 Share Price ($) 30 Macy’s Volume (MM) January 22, 2024: Macy’s announces it will not enter into an agreement with Arkhouse and Brigade December 10, 2023: Arkhouse Management and Brigade Capital offer of $21 per share (2) in a potential take - private transaction for Macy’s Volume (MM) 12/8 12/19 Source: Capital IQ Note: 1. Market data as of as June 12, 2024 December 8, 2023: Unaffected date February 27, 2024: Macy’s reports Q4 FY2023 earnings, beats on consensus revenue and EPS, and announces a plan to close ~150 stores February 20, 2024: Arkhouse launches proxy fight by nominating 9 directors to Macy’s board February 2, 2024: Tony Springs is named Chief Executive Officer and Chair - Elect effective February 4, 2024 March 14, 2024: Macy’s and investment group in discussion for due diligence on the prospects of a higher offer March 4, 2024: Arkhouse and Brigade, alongside Fortress Investment and One Investment, raise offer to acquire Macy’s to $24 per share (3) April 10, 2024: Macy’s settles proxy fight with Arkhouse and appoints two of the firm’s nominees to Board of Directors May 21, 2024: Macy’s reports Q1 FY2024 earnings. Beats on consensus revenue and EPS estimates, and raised profit forecast for FY2024 2. Represents a $5.8Bn valuation 3. Represents a $6.6Bn valuation 4 Average Volume: 7.8MM +19.4% Share Price Performance from takeover rumor announcement (12/11/2023) to unaffected (12/8/2023) +10.8% Share Price Performance since takeover rumors began (12/8/2023) to current (10.4%) Share Price Performance since peak speculation (3/14/2024) to current (4.6%) Share Price Performance since after settlement with Arkhouse (4/10/2024) to current

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW (4) Macy's Unaffected (3) (2) Norse Unaffected (1) Off - Price Retail Kohl's Macy's Current (12/8/2023) Norse Current (3/18/2024) 15.4x 5.6x 3.7x 3.7x 5.2x 4.7x Today 14.4x 5.2x 3.3x 3.1x 5.2x 4.4x L1Y Avg. 13.8x 5.1x 3.3x 3.2x 5.1x 4.4x L2Y Avg. 13.6x 4.9x 3.5x 3.8x 4.9x 5.0x L3Y Avg. 14.6x 5.0x 4.4x 4.5x 5.2x 5.2x L5Y Avg. Since June 12, 2019 Source: Capital IQ Notes: 1. Represents Norse as of unaffected date March 18, 2024 2. Market data as of June 12, 2024 AV / NTM EBITDA Over Time (1) SECTOR VALUATION MULTIPLES OVER TIME Post Norse Unaffected Period To Current November 17, 2022: Kohl’s announces they will not engage in transformative transactions; multiple of 5.6x January 21, 2022: Kohl’s unaffected multiple of 4.0x January 24, 2022: News of takeover offer; Kohl’s affected multiple of 5.1x December 8, 2023: Macy’s unaffected multiple of 3.7x May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket; multiple of 5.1x March 18, 2024: Norse unaffected multiple of 4.7x 2.0x 0.0x 3. Represents Macy’s as of unaffected date December 8, 2023 4. Off - Price Retail Peers include ROST, TJX and BURL 5 6.0x 8.0x 10.0x 12.0x Jun - 19 Dec - 19 Jun - 20 Dec - 20 Jun - 21 Dec - 21 Jun - 22 Dec - 22 Jun - 23 Dec - 23 Jun - 24 5.6x 5.2x 3.7x 4.8x 4.7x 4.5x 4.0x 4.4x Norse L1Y Average Unaffected Multiple

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW NORSE’S SHARE PRICE SINCE UNAFFECTED DATE Share Price Performance and Trading Volume Over Time (1) Since March 18, 2024 Norse Volume (MM) Source: Capital IQ Note: April 18, 2024: Erik and Pete Nordstrom file Schedule 13D; Announce formation of Special Committee May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket. Beats on consensus revenue estimates, misses on EPS, and reaffirms guidance May 2, 2024: Rumors of Sycamore Partners’ participation on potential take - private transaction Average Volume: 3.4MM Norse Macy’s Kohl’s $17.06 $18.66 $18.74 $19.98 $21.03 $21.53 – 5.0 15.0 20.0 Volume (MM) 10 15 20 25 30 Share Price ($) 35 3/15 3/21 3/27 4/3 4/9 4/15 4/19 4/25 5/1 5/7 5/13 5/17 5/23 5/30 6/5 6/11 (10.1%) 10.0 +26.2% (9.3%) March 19, 2024: Reuters report of Norse’s potential take - private (9.7%) Average M and KSS Share Price Performance from Unaffected to Current +2.4% Norse Share Price Performance from Q1 Release to Current March 18, 2024: Unaffected date 3/18 1. Market data as of as June 12, 2024 6

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 7 % Change (1) Post - Earnings (5) Pre - Earnings Firm Name - $38.50 $38.50 Morningstar - $24.00 $24.00 KeyBanc - $22.00 $22.00 TD Cowen - $20.00 $20.00 Citi - $20.00 $20.00 BMO - $19.00 $19.00 Telsey +5.6% $19.00 $18.00 Goldman Sachs +5.9% $18.00 $17.00 Jefferies +11.8% $19.00 $17.00 Evercore +11.8% $19.00 $17.00 Gordon Haskett - $17.00 $17.00 JP Morgan +20.0% $18.00 $15.00 Barclays +20.0% $18.00 $15.00 Bank of America - $12.00 $12.00 UBS +11.8% $19.00 $17.00 Median (3) +5.2% $18.85 $17.92 Mean (3) MEDIAN PRICE TARGETS INCREASED 11.8% POST - EARNINGS Source: Wall Street Equity Research Note: 1. Market Data as of June 12, 2024 2. Includes William Blair and Guggenheim 3. Morningstar Price Target excluded from Median and Mean calculations 4. Market Data as of March 18, 2024 5. Represents price target as of May 17, 2024 $17.00 $19.00 Pre - Earnings Post - Earnings Unaffected Share Price (4) Current Share Price (1) Buy 12% Hold 63% Sell 25% Current Analyst Ratings (1)(2) Median Price Target ($) (3) Analyst Price Targets $21.53 $17.06

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

POTENTIAL DRIVERS OF SHARE PRICE CHANGE

Potential Multiple Drivers

Potential Drivers of Share Price Change	*Considerations*	*Change in Perception Since 3/18 Rumor*
Macro Environment / Industry Sentiment	▪ Continuation of recent trends, including elevated levels of inflation and higher interest rates ▪ U.S. interest rates expected to remain higher for longer	
Department Store Peer Performance	▪ Mixed earnings from Department store peers, with Macy's outperforming Street expectations and raising guidance ▪ Meanwhile Kohl's saw disappointing topline and earnings results and significant downward revision of guidance	
Change in Norse Valuation Factors – **Topline / Growth**	▪ Improvement in growth outlook, partially driven by strength of Q1'24 earnings led by Rack performance	
Change in Norse Valuation Factors – **EBIT Margin**	▪ Margin outlook down due to risks from Q2-Q4 2024 profitability ramp embedded in guidance	
Change in Norse Valuation Factors – **Terminal Trajectory**	▪ Difficult to believe perpetuity assumptions have changed following one quarter of performance	?
Other Fundamental Factors	▪ Capital allocation, strategic pivots, etc.	
Change in Norse Earnings	▪ Earnings outlook largely unchanged and unlikely to affect Norse valuation ▪ Between the unaffected date of March 18th and current, 2024E and 2025E Adj. EPS estimates are *(2.3%)* and *+0.3%*, respectively	

8

Source: FactSet as of June 12, 2024.

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

ILLUSTRATIVE "ADJUSTED UNAFFECTED" PRICE METHODOLOGIES


Illustrative "Adjusted Unaffected" Share Price ($)
Morgan Stanley
Centerview
$17.06
$15.41
$16.01
$17.47
$19.07
$16.35
$16.13
$18.54
$18.32

	Unaffected Share Price[(1)]	Peer Share Price Perf. (Unaffected - Current)	1YR Average Multiple	Share Price Perf. (Q1 Release - Current)	Change in Analyst Price Targets	Share Price Pre-Macy's Rumor	Cumulative Share Price "Bump" Adjustment [(4)]	Takeover Leak Share Price "Bump" Adjustment	Q1'24 Earnings Adjustment
Implied AV / NTM EBITDA	4.7x	4.3x [(2)]	4.4x [(2)]	4.6x [(2)]	4.9x [(2)]	4.5x [(2)]	4.4x [(2)]	4.8x [(2)]	4.8x [(2)]
Methodology	Unaffected share price (3/18/2024)	Avg. % change in peer share prices from 3/18/24 to current [(3)]	1-year average unaffected multiple	Share price performance from Q1 release (5/30/24) to current [(3)]	% change of median price target from pre Q1 release to post Q1 release [(3)]	Share price prior to Macy's takeover rumor (12/8/23)	Current share price less the cumulative price increases due to transaction news	Current share price less the takeover leak 3-day share price reaction	Q1 earnings 3-day share price reaction [(3)]
Relevant Metric	--	**(9.7%)** M: (9.3%) KSS: (10.1%)	**4.4x** NTM EBITDA	**+2.4%**	**+11.8%**	--	**($5.40)**	**($2.99)**	**+$1.26**

Source: Capital IQ as of June 12, 2024
Notes:
1. Represents Norse as of unaffected date of March 18, 2024
2. Norse FDSO and net debt as of Q1 2024A; inclusive of $2,689MM in debt and $428MM in cash and equivalents, and NTM EBITDA of $1,127MM
3. Applied to Norse unaffected share price or multiple
4. Reflects current price of $21.53 less the difference between the 3-day share price reactions to the various takeover news, including Macy's Rumor: $0.95, Initial Norse Takeover Leak: $2.99, and Sycamore Interest Leak: $1.46, totaling a ($5.40) adjustment

9

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 10 APPENDIX SUPPLEMENTAL MATERIALS

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW NORSE’S SHARE PRICE DISTRIBUTION $16.91 $18.66 $17.52 $19.76 $21.23 $21.52 16 15 14 13 12 17 18 19 20 21 Distribution of Norse’s Stock Price Movements from One Year from Unaffected Date to Current (1)(2) ($) 24 23 22 29 - Jan - 17 30 - Jan - 17 31 - Jan - 17 1 - Feb - 17 2 - Feb - 17 3 - Feb - 17 Median Current Price (6/12/2024) Source: Capital IQ Notes: 1. Market data as of as June 12, 2024 2. Black shading represents 25th to 75th percentile range and gray line represents share price range over each period Unaffected Price (3/18/2024) L1Y to Unaffected (3/18/23 – 3/18/24) Beginning of Year to Unaffected (1/2/24 – 3/18/24) FY’23 Earnings to Unaffected (3/5/24 – 3/18/24) Unaffected to Q1’24 Earnings Sycamore Partners Article to Q1’24 Earnings (3/18/24 – 5/30/24) (5/2/24 – 5/30/24) Q1’24 Earnings to Current (5/30/24 – 6/10/24) 11 $17.06 $21.53

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 17% 5% 17% 2% 18% 5% 32% 2% 19% 6% 28% 2% 24% 14% 34% 3% 1 2 3 4 ADTV as a % of Float ADTV as a % of Float L3M ADTV ($MM) L3M ADTV ($MM) Mar. 18, 2024 Short Interest Level Current Short Interest Level Short Interest Variance Pre - Mar. 18, 2024 Pre - Mar. 18, 2024 Norse Short Interest and Liquidity In - Line With its Peers ASSESSING NORSE STOCK TECHNICALS RELATIVE TO PEERS $64 $102 $146 $390 $84 $140 $309 3% 2% 6% 1% 4% 3% $163 5% 1% Norse Macy's Kohl's Off - Price Retailers 10.0% Short Interest (LTM) (1)(2) % Equity Float 26.0% 24.0% 22.0% 20.0% 18.0% 16.0% 14.0% 12.0% May - 23 Jun - 23 Jul - 23 Aug - 23 Sep - 23 Oct - 23 Nov - 23 Dec - 23 Jan - 24 Feb - 24 Mar - 24 Apr - 24 May - 24 Norse Short Interest vs. Peers (LTM) (1)(2)(3) % Equity Float; Levels at Each Peer’s 52 - Week Low and High Sources: Bloomberg, Capital IQ Notes: 1. As of June 12, 2024 2. Short Interest is available bi - weekly and latest available data is 5/30/2024 18.5% / 18MM Shares March 28: Short Interest for prior two weeks released Norse Liquidity Dynamics vs. Peers (LTM) (1)(3) L3M ADTV (USD / $MM) / as % Float Norse Macy’s Kohl’s Off - Price Retailers 3. Off - Price Retailers include ROST, TJX and BURL 12

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 13 1.0% 1.5% 0.8% 1.5% (1.2%) 0.6% (1.0%) 5.4% (1.2%) 5.4% (3.9%) (4.3%) 3.5% 4.0% 3.5% 4.0% 3.3% 4.7% 7.4% 8.1% 7.5% 8.1% 8.1% 8.6% 5.4x 5.0x 4.7x 4.4x 5.4x 3.9x 5.2x 4.6x 4.6x 4.1x 5.2x 3.9x 11.8x 11.2x 9.4x 8.8x 14.9x 6.3x NORSE’S MANAGEMENT LONG - TERM PLAN IS AHEAD OF CONSENSUS REVENUE AND PROFITABILITY EXPECTATIONS 10.1x 8.8x 8.6x 7.5x 11.0x 6.3x CY2025E P / E (x) CY2024E P / E (x) CY2025E AV / EBITDA (x) (1)(2) CY2024E AV / EBITDA (x) (1)(2) CY2024E EBITDA Margin (%) (1) CY2024E EBIT Margin (%) CY’23A – CY’25E EBITDA CAGR (%) (1) CY’23A – CY’25E Revenue CAGR (%) Source: Capital IQ as of June 12, 2024; Management Long - Term Plan as of March 28, 2024 Notes: 1. Norse figures adds back all depreciation and amortization, including amortization of developer reimbursements 2. Norse FDSO and net debt as of Q1 2024A; inclusive of $2,689MM in debt and $428MM in cash and equivalents 3. Base - line Long - Term Plan multiples assumes current / unaffected date AV and share price 4. Represents Norse as of unaffected date of March 18, 2024 5. Represents Macy’s as of unaffected date of December 8, 2023 Norse Current Consensus (5) Norse Current Management LTP (3) Norse Unaffected Consensus (4) Norse Unaffected Management LTP (3)(4)

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 14 FQ12024 FQ42023 FQ32023 FQ22023 FQ12023 FQ42022 FQ32022 FQ22022 FQ12022 5/30/24 3/5/24 11/21/23 8/24/23 5/31/23 3/2/23 11/22/22 8/23/22 ($MM) 5/24/22 3,211 4,375 3,406 3,657 3,113 4,330 3,465 3,968 Revenue Consensus 3,264 3,335 4,420 3,320 3,772 3,181 4,319 3,546 4,095 Revenue Actual 3,569 Beat Beat Miss Beat Beat Miss Beat Beat Beat / Miss Beat ($0.08) $0.86 $0.12 $0.46 ($0.12) $0.66 $0.13 $0.80 ($0.06) EPS Consensus ($0.24) $0.96 $0.25 $0.84 $0.07 $0.74 $0.20 $0.81 ($0.06) EPS Actual Miss Beat Beat Beat Beat Beat Beat Beat NA Beat / Miss Guidance Raised Reduced Reaffirm Provided Reaffirm Reaffirm Reaffirm Provided Reaffirm 1 - Day Share Price Reaction 14.0% (20.0%) (4.2%) 2.4% 4.7% (7.7%) (4.6%) (16.1%) 5.1% Source : Capital IQ as of June 12, 2024, Company Filings NORSE’S SHARE PRICE APPEARS TO BE MORE REACTIVE TO GUIDANCE CHANGES THAN EARNINGS RESULTS

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW 15 Source: Company filings and FactSet as of June 12, 2024. Note: Post Q2’23, Post Q3’23, Post Q4’23 and Post Q1’24 / Current represent consensus figures taken as of September 17, 2023, December 5, 2023, March 17, 2024 and June 12, 2024, respectively. NORSE CONSENSUS ESTIMATES OVER TIME Revenue ($bn) Adj. EBIT ($mm) EPS Post Q2’23 Post Q3’23 Post Q4’23 / Pre - Takeover Leak Post Q1’24 / Current % Change in Estimates 2024E % YoY Growth $14.4 $14.4 $14.2 $14.3 $14.3 $14.4 $14.4 $14.5 2025E (1.3%) +0.4% +0.8% (0.7%) +0.6% +0.9% +0.5% +0.2% +0.9% +1.0% +1.1% +1.1% +0.3% +0.0% 2024E % Margin 3.9% 4.1% 3.8% 3.6% 3.6% 3.5% 3.5% 3.8% 2024E % YoY Growth (0.9%) +2.5% (3.5%) +3.5% +6.2% (15.5%) (13.5%) (4.9%) $563 $593 $542 $552 $506 $507 $520 $528 2025E $2.01 $2.06 $1.94 $1.87 $1.83 $1.79 $1.90 $1.90 2025E (3.8%) (6.6%) +0.3% (7.1%) (5.8%) +1.5% (3.5%) (5.3%) (2.3%) (9.2%) +1.5% +0.3% +0.7% +0.9% (0.4%) (0.5%) (14.6%) +3.7% Δ Δ Δ Top - line growth expectations have accelerated over past year, while profitability dollars and margin have deteriorated

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

STREET VIEWS OF Q1 EARNINGS WERE LARGELY BALANCED

Q1 2024 Revenue ($MM)


+3.9%
3,211
3,335
Consensus
Actual

Q1 2024 Adj. EBIT ($MM)


6
(21)
Consensus
Actual

Q1 2024 Adj. EPS ($)


($0.08)
($0.24)
Consensus
Actual

Analyst Perspectives on Q1 2024 Earnings

- Revenue beat demonstrates ability to deliver on top line with room to further improve and recover on margins
- Continued momentum of Rack comp sales and positive inflection in full-price shows the resilience of Norse's consumer
- Adjusted EBIT miss raises further concerns on declining department store margins, largely driven by channel shift to lower margin E-Commerce sales
- Q1 margin pressure from timing and operational headwinds raises uncertainty around long-term ability to improve margins, despite some early signs of stabilization and expected reversal for the remainder of the year
- Full year guidance reaffirmed, with revenue largely viewed as conservative and potential questions around margins given Q1 results

Source: Wall Street Equity Research, Capital IQ as of June 12, 2024

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PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW PERSPECTIVES ON NORSE FOLLOWING Q1 2024 EARNINGS Bull Case Bear Case + Sustained acceleration of the Nordstrom Rack banner + Digital growth re - accelerates + Greater margin recapture than expected after freight and product cost headwinds reversed + Proposed credit card late fee regulations are delayed + Further resurgence of event and occasion - based dressing + Broad improvement in consumer environment 17 – Slower growth at full - line stores persist – Lower productivity at new Rack locations – Larger markdowns required as the environment remains highly promotional – Elevated levels of shrinkage become the norm – Inventory targets to increase choice prove overly burdensome and create inventory management issues – Increasing costs associated with growing digital Source: Wall Street Equity Research

PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

NORSE COST BASIS

As of Q1 2024

#	Investor [1]	Institution Type	Current Position ('000s)	Current Position % of TSO	Last Position Change ('000s)	Position Value ($MM) [2]	Estimated Cost Basis ($)
1	El Puerto de Liverpool SAB de CV	Corporation	15,755	9.6%	--	$339.2	$18.70
2	Vanguard Group Inc	Investment Advisor	10,653	6.5%	579	$229.4	$28.15
3	BlackRock Inc	Investment Advisor	8,867	5.4%	(921)	$190.9	$28.77
4	State Street Corp	Investment Advisor	8,302	5.1%	--	$178.7	$21.55
5	Cooper Creek Partners Management L	Hedge Fund Manager	4,369	2.7%	4,009	$94.1	$18.41
6	Schroders PLC	Investment Advisor	3,931	2.4%	(1,311)	$84.6	$19.50
7	Victory Capital Management Inc	Investment Advisor	3,314	2.0%	26	$71.4	$16.29
8	Dimensional Fund Advisors LP	Investment Advisor	3,000	1.8%	170	$64.6	$19.82
9	Two Sigma Investments LP	Hedge Fund Manager	2,187	1.3%	(473)	$47.1	$16.69
10	Invesco Ltd	Investment Advisor	2,005	1.2%	1,212	$43.2	$20.17
11	Morgan Stanley	Brokerage	1,913	1.2%	(102)	$41.2	$21.78
12	Citadel Advisors LLC	Hedge Fund Manager	1,834	1.1%	(1,590)	$39.5	$15.16
13	Voloridge Investment Management LL	Hedge Fund Manager	1,806	1.1%	1,258	$38.9	$17.42
14	Balyasny Asset Management LP	Hedge Fund Manager	1,653	1.0%	1,653	$35.6	$18.45
15	Geode Capital Management LLC	Investment Advisor	1,650	1.0%	72	$35.5	$26.95
16	AQR Capital Management LLC	Hedge Fund Manager	1,629	1.0%	511	$35.1	$18.96
17	Bank of New York Mellon Corp	Investment Advisor	1,627	1.0%	(48)	$35.0	$26.31
18	LSV Asset Management	Investment Advisor	1,522	0.9%	(23)	$32.8	$22.31
19	Art Group Services Ltd	Corporation	1,398	0.9%	9	$30.1	$20.17
20	Point72 Asset Management LP	Hedge Fund Manager	1,367	0.8%	1,367	$29.4	$18.45
21	Franklin Resources Inc	Investment Advisor	1,352	0.8%	(53)	$29.1	$19.12
22	Norges Bank	Bank	1,278	0.8%	312	$27.5	$22.15
23	Douglas Lane & Associates LLC	Hedge Fund Manager	1,227	0.7%	(16)	$26.4	$26.66
24	MARSHALL WACE	Hedge Fund Manager	1,069	0.7%	1,047	$23.0	$18.42
25	American Century Cos Inc	Investment Advisor	999	0.6%	151	$21.5	$16.77
26	Charles Schwab Corp	Brokerage	961	0.6%	37	$20.7	$28.32
27	Millennium Management LLC/NY	Hedge Fund Manager	933	0.6%	(1,580)	$20.1	$15.05
28	Pathstone Holdings LLC	Hedge Fund Manager	798	0.5%	1	$17.2	$14.99
29	WisdomTree Inc	Investment Advisor	794	0.5%	(0)	$17.1	$17.59
30	Capital Group Cos Inc	Investment Advisor	760	0.5%	--	$16.4	$26.40
	Total Top 30 Investors		**88,954**	**54.4%**		**$1,915.2**	
	Weighted Average Cost Basis						**$21.62**

Source: Bloomberg
Notes:
1. Excludes insiders
2. Market data as of June 12, 2024

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PRELIMINARY & CONFIDENTIAL DRAFT | SUBJECT TO REVIEW

EVOLUTION OF NORSE'S PUBLIC INVESTOR BASE

As of 1Q'24 (1)(2)

Top 10 1Q'24 Buyers (1)

Investor	Style	Pos. Δ (%)	Pos. Δ (Shares)
Cooper Creek Partners Management LLC	Hedge Fund	+1,114%	+4,009,403
Balyasny Asset Management	Hedge Fund	New Pos.	+1,652,701
Point72 Asset Management	Hedge Fund	New Pos.	+1,367,277
Voloridge Investment Management	Hedge Fund	+230%	+1,257,763
Invesco Capital Management	Index	+176%	+1,190,196
Marshall Wace	Hedge Fund	+4,673%	+1,046,862
Squarepoint Capital	Hedge Fund	New Pos.	+664,720
The Vanguard Group	Index	+6%	+579,001
Scopus Asset Management, L.P.	Hedge Fund	New Pos.	+545,702
AQR Capital Management	Quant	+46%	+511,281
Top 10 Total			**+12,824,906**

Top 10 1Q'24 Sellers (1)

Investor	Style	Pos. Δ (%)	Pos. Δ (Shares)
Citadel Advisors	Hedge Fund	-46%	-1,590,282
Millennium Management	Hedge Fund	-63%	-1,580,253
BNP Paribas Securities	Other	-86%	-814,675
Trexquant Investment LP	Quant	Full Exit	-558,829
Schroder Investment Management	Growth	-20%	-535,398
Susquehanna International Group	Other	-98%	-529,179
Ostrum Asset Management	Value	Full Exit	-511,500
BNP Paribas Asset Management (France)	Growth	Full Exit	-496,409
Two Sigma Investments	Quant	-18%	-473,182
Barclays Bank	Other	-76%	-382,013
Top 10 Total			**-7,471,720**

Top 30 Holders as of 1Q'24 (1)(2)

Investor	Equity AUM ($Bn)	City	Style	% TSO	Position in Shares (MM) 1Q'24	4Q'23	3Q'23	2Q'23	1Q'23	4Q'22	3Q'22	2Q'22
Nordstrom (Bruce A)	-	-	Individual	15.4%	25.2	25.2	25.2	25.2	25.2	25.2	25.2	25.2
El Puerto de Liverpool SAB de CV	-	Mexico City	Other	9.6%	15.8	15.8	15.8	15.8	15.8	15.8	15.8	0.0
Gittinger (Anne E)	-	-	Individual	9.4%	15.4	15.4	15.4	15.4	15.4	15.4	15.4	15.4
The Vanguard Group	$7,174	Malvern	Index	6.5%	10.6	10.1	10.0	10.1	10.1	9.4	10.4	10.3
BlackRock Institutional Trust	$3,797	San Francisco	Index	4.9%	8.1	8.0	8.3	9.1	9.1	9.1	8.6	8.7
State Street Global Advisors	$2,165	Boston	Index	4.9%	8.0	8.3	8.5	8.6	5.1	4.6	4.4	4.3
Cooper Creek Partners Management LLC	$2	New York	Hedge Fund	2.7%	4.4	0.4	3.9	2.7	3.2	0.0	2.0	0.0
Victory Capital Management	$113	Brooklyn	Growth	2.0%	3.3	3.3	2.3	1.6	0.3	0.3	0.3	0.0
Dimensional Fund Advisors	$559	Austin	Quant	1.8%	3.0	2.8	1.7	1.7	1.7	1.6	1.5	1.2
Nordstrom (Erik B)	-	-	Individual	1.8%	2.9	2.9	2.9	2.9	2.9	2.9	2.9	2.9
Nordstrom (Peter E)	-	-	Individual	1.7%	2.8	2.8	2.8	2.8	2.8	2.8	2.8	2.8
Two Sigma Investments	$85	New York	Quant	1.3%	2.2	2.7	1.7	2.4	0.5	1.4	2.5	6.4
Schroder Investment Management	$168	London	Growth	1.3%	2.1	2.6	1.8	1.6	1.6	1.7	1.7	1.4
Invesco Capital Management	$202	Chicago	Index	1.1%	1.9	0.7	0.6	0.5	0.7	0.8	0.5	0.4
Citadel Advisors	$97	Chicago	Hedge Fund	1.1%	1.8	3.4	0.6	2.3	0.0	0.0	0.8	3.2
Voloridge Investment Management	$25	Jupiter	Hedge Fund	1.1%	1.8	0.5	0.1	0.3	0.0	0.0	0.6	0.5
Balyasny Asset Management	$35	Chicago	Hedge Fund	1.0%	1.7	0.0	0.0	1.9	1.2	0.0	2.2	1.3
Geode Capital Management	$1,249	Boston	Index	1.0%	1.7	1.6	1.5	1.7	1.5	1.5	1.4	1.4
AQR Capital Management	$58	Greenwich	Quant	1.0%	1.6	1.1	1.5	1.2	1.3	1.2	1.1	0.5
LSV Asset Management	$54	Chicago	Quant	0.9%	1.5	1.5	1.3	1.4	1.4	1.3	0.8	0.6
Point72 Asset Management	$35	Stamford	Hedge Fund	0.8%	1.4	0.0	0.1	0.3	1.8	0.0	0.8	0.0
Norges Bank Investment Management	$1,101	Oslo	Value	0.8%	1.3	1.3	1.0	1.0	1.0	0.9	0.9	2.6
Mellon Investments	$269	Boston	GARP	0.8%	1.2	1.2	1.1	1.1	1.2	1.2	0.6	0.6
Douglas C. Lane & Associates	$7	New York	GARP	0.7%	1.2	1.2	1.3	1.3	1.3	1.4	1.4	1.4
Marshall Wace	$52	London	Hedge Fund	0.7%	1.1	0.0	0.1	0.0	0.5	0.1	1.7	5.5
American Century	$186	Kansas City	Growth	0.6%	1.0	0.8	0.4	0.4	0.3	0.0	0.0	0.0
Charles Schwab Investment Management	$518	San Francisco	Index	0.6%	1.0	0.9	0.8	0.9	0.8	0.8	0.8	0.8
Millennium Management	$108	New York	Hedge Fund	0.6%	0.9	2.5	0.0	0.0	0.2	0.1	1.0	0.1
Nordstrom (James F Jr.)	-	-	Individual	0.6%	0.9	0.9	0.9	0.9	0.9	0.9	0.9	0.9
Morgan Stanley & Co.	$206	New York	Other	0.6%	0.9	1.0	1.2	0.2	0.5	0.6	0.8	0.8
Top 30 Total				**77.3%**	**126.5**	**119.1**	**112.8**	**115.3**	**108.4**	**101.2**	**109.9**	**99.3**

Increase in ownership by ≥ 5% | Decrease in ownership by ≥ 5%

Sources: Thomson Eikon

Notes:
1. Shown values of zero represent holdings of less than 0.05MM shares

19

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